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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 23, 1998



                                 ITT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




    NEVADA                          1-13960                 88-0340591
(State or other                   (Commission            (I.R.S. Employer
jurisdiction of                   File Number)           Identification No.)
organization)

         1330 AVENUE OF THE AMERICAS
              NEW YORK, NY                                     10019-5490
(Address of principal executive offices)                       (Zip Code)

                                 (212) 258-1000
              (Registrant's telephone number, including area code)

                                NOT APPLICABLE

                       (Former name or former address,
                        if changed since last report.)



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ITEM 1.           CHANGES IN CONTROL OF REGISTRANT.

        On February 23, 1998, Starwood Hotels & Resorts (formerly Starwood Hotels & Resorts Trust or Starwood Lodging Trust), a Maryland real estate investment trust (the "Trust"), and Starwood Hotels & Resorts Worldwide, Inc. (formerly Starwood Lodging Corporation), a Maryland corporation (the "Corporation" and, together with the Trust, "Starwood Hotels"), completed the acquisition of ITT Corporation, a Nevada corporation ("ITT"), in accordance with the Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement") among the Corporation, Chess Acquisition Corp., a Nevada corporation and a subsidiary of the Corporation ("Merger Sub"), the Trust and ITT.

        Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into ITT (the "Merger"), whereupon the separate corporate existence of Merger Sub ceased and ITT continued as the surviving corporation. As a result of the Merger, ITT was owned jointly by the Trust and the Corporation. Immediately after the effective time of the Merger, the Corporation purchased all the common stock, no par value, of ITT ("ITT Common Stock") owned by the Trust for a combination of cash and notes. After such purchase, ITT became a wholly owned subsidiary of the Corporation.

        Under the terms of the Merger Agreement, each outstanding share of ITT Common Stock, together with the associated right to purchase shares of Series A Participating Cumulative Preferred Stock of ITT (the "Rights" and, together with the ITT Common Stock, "ITT Shares"), other than those that were converted into cash pursuant to a cash election by the holder (and other than ITT Shares owned directly or indirectly by ITT or Starwood Hotels, which shares were cancelled), was converted into 1.543 "Paired Shares" of Starwood Hotels, each such Paired Share consisting of one share of common stock, par value $.01 per share, of the Corporation and one share of beneficial interest, par value $.01 per share, of the Trust. Pursuant to cash election procedures, 35,195,664 ITT Shares, representing approximately 30% of the outstanding ITT Shares, were converted into $85 in cash per share. In addition, each ITT Share was converted into additional cash consideration in the amount of $.37493151, which amount represents the interest that would have accrued (without compounding) on $85 at an annual rate of 7% during the period from and including January 31, 1998 to but excluding the date of the closing (February 23, 1998). The aggregate value of the acquisition of ITT in cash, Paired Shares and assumed debt was approximately $14.6 billion.



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         Starwood Hotels borrowed the cash portion of the consideration under a
$3.1 billion credit facility co-administered by Bankers Trust Company and The Chase Manhattan Bank and co-syndicated by Lehman Commercial Paper Inc. and Bank of Montreal and a $2.5 billion senior secured increasing rate note facility arranged by Lehman Commercial Paper Inc., co-syndicated by BT Alex. Brown Incorporated and Chase Securities, Inc. and for which NationsBank, N.A. serves as documentation agent.

         The other information required by this item has been previously reported by ITT and is included or incorporated by reference in the Joint Proxy Statement dated January 14, 1998 of ITT and Starwood Hotels relating to the Special Meeting of Stockholders of ITT held on February 12, 1998.

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
              AND EXHIBITS.

         (a) Financial Statements of Businesses Acquired. Not applicable.

         (b)  Pro Forma Financial Information.  Not applicable.

         (c)  Exhibits.

              2.1 Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997 among Starwood Hotels & Resorts Worldwide, Inc., Chess Acquisition Corp., Starwood Hotels & Resorts and ITT Corporation (incorporated by reference to Exhibit 2.1 to ITT's Current Report on Form 8-K dated November 12, 1997).


              99.1 Credit Agreement dated as of February 23, 1998 (the "Credit Agreement") among Starwood Hotels & Resorts, SLT Realty Limited Partnership, Starwood Hotels & Resorts Worldwide, Inc., Chess Acquisition Corp. (and ITT Corporation as its successor by merger), certain additional borrowers, various lenders, Bankers Trust Company


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                       and The Chase Manhattan Bank, as Administrative Agents,
                       and Lehman Commercial Paper Inc. and Bank of Montreal, as Syndication Agents (incorporated by reference to Exhibit 10.1 to Starwood Hotels' (Commission File Nos. 1-6828 and 1-7959) Joint Current Report on Form 8-K dated February 23, 1998 (the "Starwood Hotels 8-K")).

              99.2 First Amendment dated as of March 3, 1998 among Starwood Hotels & Resorts, SLT Realty Limited Partnership, Starwood Hotels & Resorts Worldwide, Inc., ITT Corporation, the lenders party to the Credit Agreement, Bankers Trust Company and The Chase Manhattan Bank, as Administrative Agents, and Lehman Commercial Paper Inc. and Bank of Montreal, as Syndication Agents, and the new lenders (incorporated by reference to Exhibit 10.2 to the Starwood Hotels 8-K).

              99.3 Senior Secured Increasing Rate Note Agreement dated as of February 23, 1998 by and among Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, the Guarantors named therein and the Lenders named therein (incorporated by reference to Exhibit 10.3 to the Starwood Hotels 8-K).





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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 ITT CORPORATION



DATE:  March 10, 1998            By:  /s/ Alan M. Schnaid
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                                      Name: Alan M. Schnaid
                                      Title: Vice President,
                                      Controller and
                                      Assistant Secretary